                                                               EXHIBIT (2)(k)(1)

                                                               February 26, 2002

Ms. Stefanie Chang
Morgan Stanley Investment Management
1221 Avenue of the Americas
New York, NY 10020

Dear Ms. Chang:

     American Stock Transfer & Trust Company will provide the following funds with complete Registrar, Transfer Agent, and Dividend Reinvestment services as follows. Please be advised that our fee covers all services that you require including unlimited transfers, reports, and out-of-pocket expenses such as but not limited to toll-free line charges, imprinting shareholder names on proxy cards, insurance, stationery, facsimile charges, and mailings to shareholders.

Morgan Stanley Emerging Markets Fund, Inc.        $1,000.00 per month
Morgan Stanley Emerging Markets Debt Fund, Inc.   $1,000.00 per month
The Thai Fund, Inc.                               $1,000.00 per month
The Malaysia Fund, Inc.                           $1,000.00 per month
Latin American Discovery Fund, Inc.               $1,000.00 per month

     We guarantee this rate for a period of three years.

     All of the following services are included in our flat monthly fee:

CERTIFICATES

o    Issuing and registering all stock certificates.

o    Issuing stock options shares electronically through the DWAC system.

o    Processing legal transfers and transactions requiring special handling.

o    Mailing certificates to shareholders as a result of transfers.

o    Providing e-mail access for the same day issuance for original issuance.

o    Providing daily reports of processed transfers.

o    Processing indemnity bonds and replacing lost certificates.

o    Combining certificates in larger denominations.

ACCOUNT MAINTENANCE

o    Maintaining all shareholder accounts.

o    Processing address change requests.

o    Opening of new accounts, closing and consolidation of existing accounts.

o    Placing, maintaining and removing stop transfers.

o    Social Security solicitation.

o    Posting of all debits and credit certificate transactions.

o    Providing a general 800 number for shareholder inquiries.

o    Handling shareholder/broker inquiries, including Internet correspondence.

o    Issuance of audit confirmations to company's auditors.

ANNUAL SHAREHOLDER MEETING

o    Soliciting proxy votes for routine meetings.

o    Imprinting shareholders' names on proxy cards.

o    Mailing material to shareholders.

o    Enclosing multiple proxy cards to same household in one envelope.

o    Receiving remote electronic transmissions from ADP/IECA.

o    Transmitting daily proxy tabulation reports to the company via facsimile or telephone.

o    Verifying broker bills.

o    Attending and acting as inspector of election.

PROXY DISTRIBUTION AND TALLYING

o    Tabulating proxies.

o    Internet proxy voting (voteproxy.com). AST can be contacted via the
     Internet at our website: www.amstock.com and can receive e-mail at
     info@amstock.com.

o    Preparing final Proxy Tabulation Reports.

o    Responding to inquiries as to whether specific accounts were voted.

o    Contacting brokers and nominees for votes before annual meetings, including mail search cards and processing omnibus proxies received.

CASH DISTRIBUTION PAYMENTS

o    Preparing and mailing checks to shareholders.

o    Inserting all required enclosures.

o    ACH/Direct Deposit services.

o    Issuing replacement checks.

o    Maintaining Postal return items.

o    Reconciling checks.

o    Providing check registers to company.

o    Furnish requested dividend information to shareholders.

DIVIDEND REINVESTMENT PLAN ADMINISTRATION

o    Opening and maintaining participant accounts.

o    Acknowledging and processing reinvestment, direct debit and optional cash payments.

o    Preparing and mailing periodic dividend reinvestment statements.

o    Corresponding with plan participants.

o    Processing and mailing proceeds to plan participants liquidating or terminating the plan.

o    Mailing year-end tax information to plan participants and the IRS.

o    Providing periodic investment reports to the company.

o    Certificate depository and safekeeping.

TAX FORMS

o    Preparing and mailing year-end 1099 and 1042S forms to shareholders.

o    Preparing and submitting year-end 1099 and 1042S data to the Internal
     Revenue Service.

o    Replacing lost 1099 and 1042S forms to shareholders.

o    Escheatment reports furnished to various state agencies.

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INTEREST AND DIVIDEND TAX COMPLIANCE ACT OF 1983

o    Processing and recording of accumulated uncashed dividends.

o    Withholding tax from shareholder accounts not in compliance with the provisions of the Act.

o    Reconciling and reporting taxes withheld, including additional 1099 reporting requirements, to the Internal Revenue Service.

o    Responding to shareholder inquiries regarding the Regulations.

o    Mailing to new accounts who have had taxes withheld to inform them of procedures to be followed to curtail subsequent back-up withholding.

o    Mailing to pre-1984 accounts which have not yet been certified.

o    Performing shareholder file adjustments to reflect certification of accounts.

LISTS AND MAILINGS

o    Monitoring and suppressing undeliverable mail until correct address is located.

o    Furnishing unlimited shareholder lists, statistical reports, mailing labels, and mailing reports in any sequence.

o    Providing geographical detail reports of stocks issued/surrendered for a specific period.

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REMOTE ACCESS

o    AST provides its clients with remote access to shareholder records through a secure connection to our website.

o    All certificate issuances, reports, mailings, labels, transfers, and transactions described above will be provided to you and your shareholders on an unlimited basis.

o    This Agreement and the duties, obligations, and services to be provided herein, may not be assigned or otherwise transferred without the prior written consent of the Fund.

o    Termination of this Agreement may be made within thirty days' written notice by either party. The fund will pay for all services rendered through the date of termination.

o    This agreement shall be construed in accordance with the laws of the State of New York.

o    If the above meets your approval, kindly sign where indicated and return one copy to us for our records.

                                        Very truly yours,

                                        AMERICAN STOCK TRANSFER & TRUST COMPANY

                                        /s/ Francis E. Wolf, Jr.
                                        ----------------------------------------
                                        Francis E. Wolf, Jr.
                                        Vice President

AGREED TO AND ACCEPTED
THIS ________ DAY OF _______, _______

/s/ Stefanie V. Chang
-------------------------------------
Signature

Stefanie V. Chang
-------------------------------------
By

Vice President of the Funds indicated on the first page
Title

Morgan Stanley Investment Management

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